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                                                                    EXHIBIT 11.1




                       AMERICAN DENTAL TECHNOLOGIES, INC.
                STATEMENT RE:  COMPUTATION OF NET LOSS PER SHARE



                                                             Year Ended December 31
                                                    --------------------------------------
                                                        1996         1995          1994
                                                        ----         ----          ----
PRIMARY NET LOSS PER SHARE

Weighted average shares outstanding                  20,772,768   15,178,554    13,167,337

Net effect of dilutive stock options and
 warrants based on the treasury
 stock method using the average market price
 or the initial public offering price                 4,364,751      168,162       295,466
                                                    -----------  -----------   -----------
Weighted average number of common and common
 equivalent shares                                   25,137,519   15,346,716    13,462,803
                                                    -----------  -----------   -----------

Net income (loss)                                   $ 5,628,786  $(1,274,166)  $(4,181,610)

Accrued dividends on Series A Preferred
 Stock                                                                             (30,150)
                                                    -----------  -----------   -----------

Net income (loss) available for common
 stockholder                                          5,628,786   (1,274,166)   (4,211,760)
                                                    ===========  ===========   ===========
Net income (loss) per share                         $      0.22  $      (.08)  $      (.31)
                                                    ===========  ===========   ===========

   The fully diluted net loss per share calculation has not been presented separately since it does not differ from the primary net loss per share calculation.